Exhibit 10.2

Summary of Avid Technology, Inc.’s
2021 Business Unit Bonus Plan Framework

•On March 15, 2021, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Avid Technology, Inc. (the “Company”) adopted a 2021 Business Unit Bonus Plan Framework (the “2021 Business Unit Plan”) to establish cash bonus opportunities for 2021 for certain executive officers and other senior employees with responsibility for the management of Avid’s three business units (audio and music, media platform and cloud, and video, post and storage solutions).

•All of the Company’s business unit executive officers, as determined by the Board, are eligible to participate in the 2021 Business Unit Plan, excluding (i) executive officers who are covered by a sales compensation or commission-based plan and (ii) business unit executive officers hired after September 30, 2020, in each case, except as otherwise expressly determined by the Committee.

•The Committee administers the 2021 Business Unit Plan and all decisions under the 2021 Business Unit Plan with respect to the Company’s business unit executive officers, including payouts, are subject to prior approval by the Committee and are made in the Committee’s sole discretion.

•Incentive amounts, if any, will be determined based on the Company’s audited financial statements and will be paid by December 31 of the fiscal year following the fiscal year in which they are earned. In order to receive an incentive payout, if any, under the 2021 Business Unit Plan, a participant must be employed by the Company as of the day incentive amounts are paid unless otherwise provided by such participant’s employment agreement, offer letter or other agreement or unless specifically authorized by the Committee.

•Each participant’s target bonus amount under the 2021 Business Unit Plan is a specified percentage of his or her base salary. For participants who are also eligible for the Company’s executive bonus plan, the Committee determined the split of target bonus amount between the two plans.

•The Committee approved two metrics for purposes of determining performance objectives and payouts under the 2021 Business Unit Plan, each measured separately and weighted as follows:

◦Strategic revenue (subscription and maintenance revenue as reported in the Company’s annual report on Form 10-K, except measured at constant exchange rate), at 50% weighting; and

◦Contribution margin (Non-GAAP Gross Profit less Non-GAAP operating expenses for R&D, Product Marketing, Product Management and Program Management, measured in actual exchange rate, excluding FX impact), at 50% weighting.

•Each of the performance objectives has a threshold, target and maximum level of payout opportunity. Upon achievement of the thresholds, each participant is eligible to receive 50% of the portion of his or her target bonus relating to that metric. Upon achievement of the targets, each participant is eligible to receive 100% of the portion of his or her target bonus relating to that metric, up to a maximum of 200% in excess of the target results.

•If SG&A operating expenses (defined as Non-GAAP operating expenses for Selling, Marketing and G&A, measured in actual exchange rate, excluding FX impact) for any business unit exceed the amount specified for such business unit in the 2021 Business Unit Plan, participants may not earn a bonus in excess of the target bonus amount.

Metrics are subject to adjustment and approval by the Committee taking into account such factors as the Committee determines appropriate in its sole discretion, including corporate transactions or events. If the business unit fails to attain the threshold performance level for a performance measure, no bonus payment related to such performance measure is earned.